                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

Shacknai, Jonah
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

8125 North Hayden Road
--------------------------------------------------------------------------------
                                    (Street)

Scottsdale, Arizona 85258-2463
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

Medicis Pharmaceutical Corporation (MRX)
--------------------------------------------------------------------------------

3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


--------------------------------------------------------------------------------
4.   Statement for Month/Year

September 2000
--------------------------------------------------------------------------------

5.   If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Persons to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)


--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
--------------------------------------------------------------------------------


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Transaction   Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Date          (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     (Month/       ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Day/Year)   Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Class A Common Stock                  08/17/00        M              12,318      A      $1.83                       D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  08/17/00        M              43,800      A      $1.83                       D
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                  09/07/00        S              38,884      D     $62.03     114,718           D
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                                                                              379,016           D
------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

                                                                          (Over)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one reporting person, see Instruction
  4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB control number.                      Page 1 of 4 pages SEC 1474 (7-97)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g. puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4, and 5)     Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Incentive Stock                                                                 Class A   43,800               0      D
Option (right to                                                                Common
buy)                $1.83    08/17/00  M              43,800 08/17/98 08/17/00  Stock
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock                                                                 Class A
Option (right to                                                                Common
buy)               $12.11                                    07/22/99 07/22/06  Stock     22,914          22,914      D
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock                                                                 Class A
Option (right to                                                                Common
buy)               $22.00                                    07/29/02 07/29/09  Stock      4,545           4,545      D
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock                                                                 Class A
Option (right to                                                                Common
buy)               $55.25    07/25/00  A        1,809        07/25/03 07/25/10  Stock      1,809           1,809      D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified                                                                   Class A
Stock Option                                                                    Common
(right to buy)      $1.83    08/17/00  M              12,318 08/17/98 08/17/00  Stock     12,318               0      D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified                                                                   Class A
Stock Option                                                                    Common
(right to buy)     $12.11                                    07/22/97 07/22/06  Stock     95,211          95,211      D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified                                                                   Class A
Stock Option                                                                    Common
(right to buy)     $22.00                                    07/29/00 07/29/09  Stock    195,455         195,455      D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified                                                                   Class A
Stock Option                                                                    Common
(right to buy)     $23.83                                    07/31/99 07/31/08  Stock    150,000         150,000      D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified                                                                   Class A
Stock Option                                                                    Common
(right to buy)     $28.83                                    07/08/98 07/08/07  Stock    150,000         150,000      D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified                                                                   Class A
Stock Option                                                                    Common
(right to buy)     $55.25    07/25/00  A        66,665       07/25/01 07/25/10  Stock     66,665                      D
====================================================================================================================================

Explanation of Responses:


/s/ Jonah Shacknai                                              10-10-00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                           Page 2 of 4 pages            Page 2
                                                               SEC 1474 (7-97)

                                                         OMB APPROVAL
                                                    OMB Number:       3235-0287
                                                    Expires: September 30, 1998
                                                    Estimated average burden
                                                    hours per response..... 0.5


                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                               FORM 4 (continued)

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
(Print or Type Responses)

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

Shacknai, Jonah
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

8125 North Hayden Road
--------------------------------------------------------------------------------
                                    (Street)

Scottsdale, Arizona 85258-2463
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

     Medicis Pharmaceutical Corporation (MRX)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
3.   I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)



--------------------------------------------------------------------------------
4.   Statement for Month/Year

September 2000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

      X   Director                                   10% Owner
    -----                                      -----
      X   Officer (give title below)                Other (specify below)
    -----                                      -----
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check Applicable Line)

       X   Form filed by One Reporting Person
     ----

           Form filed by More Than One Reporting Person
     ----
--------------------------------------------------------------------------------


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                2.                  Code         ------------------------------- Owned at End   (D) or    Indirect
1.                              Transaction         (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security               Date                ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                      (Month/Day/Year)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the Form is filed by more than one reporting person, see Instruction
 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                                         (Over)
                                              Page 3 of 4 pages  SEC 1474 (7-97

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g. puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4, and 5)     Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Non-Qualified
Stock Option
(right to buy)      $55.25   07/25/00   A       66,667       07/25/02  07/25/10 Class A   66,667                    D
                                                                                Common
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified
Stock Option
(right to buy)      $55.25   07/25/00   A       64,859       07/25/03  07/25/10 Class A   64,859          198,191   D
                                                                                Common
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:


/s/ Jonah Shacknai                                              10-10-00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                  Page 4 of 4 pages
                                                                          Page 2
                                                                 SEC 1474 (7-97)